Exhibit 15.1

August 8, 2018

To the Board of Directors and Stockholders of Freeport-McMoRan Inc.:

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Freeport-McMoRan Inc. for the registration of common stock, preferred stock, debt securities, warrants, purchase contracts, and units of our reports dated May 4, 2018 and August 8, 2018 relating to the unaudited consolidated interim financial statements of Freeport-McMoRan Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2018 and June 30, 2018.

/s/ Ernst & Young LLP

Phoenix, Arizona

August 8, 2018